                                             SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED
                                                       UTILITY-RELATED SUBSIDIARIES

                                  RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                                      (Thousands of Dollars)

                                            Year Ended December 31,                    9 Months    9 Months    12 Months
                               --------------------------------------------------------  Ended       Ended       Ended
                                                                                       Sept. 30,   Sept. 30,   Sept. 30,
                                  2000    2001          2002       2003      2004        2004        2005        2005
-----------------------------------------------------------------------------------------------------------------------

EARNINGS BEFORE INCOME
  TAXES AND FIXED CHARGES:

Income before interest
  expense(1)                 $(2,478,036) $4,850,848 $2,473,121 $1,727,267 $1,767,449 $1,304,196 $1,050,457 $1,501,738
Add:
  Rentals (2)                      2,905       2,128      1,240        638        776        537        900      1,141
  Allocable portion of
    interest on long-term
    Contracts for the
    purchase of power (3)          1,699       1,659      1,616      1,568      1,515      1,142      1,099      1,472
  Amortization of
    previously capitalized
    fixed charges                  1,390       1,083      1,440      1,638      1,405      1,155      1,206      1,456
                            ------------ ---------- ---------- -------------------------------- ---------- ----------
Total earnings before
    income taxes and
    fixed charges (A)       $ (2,472,042) $4,855,718 $2,477,417 $1,731,111 $1,771,145 $1,307,030 $1,053,662 $1,505,807
                            ============  ========== ========== ========== ========== ========== ========== ==========

FIXED CHARGES:
  Interest and amortization $    571,760 $  784,858 $  584,442 $  451,792 $  399,169  $  294,823 $  285,677 $  378,051
  Rentals (2)                      2,905      2,128      1,240        638        776         537        900      1,141
  Capitalized fixed
    charges-nuclear
    Fuel (4)                       1,538        756        520         97        839         570        536        805
  Allocable portion of
    interest on long-term
    contracts for the
    purchase of power (3)           1,699      1,659      1,616      1,568      1,515      1,142      1,099      1,472
  Preferred and preference
    stock dividend
    requirements-pre-tax
    basis                          33,754     37,907     29,119     22,262     22,962     19,364     22,383     26,149
                             ------------ ---------- ---------- ---------- ---------- ---------- ---------- ----------
Total fixed charges (B)     $     611,656 $  827,308 $  616,937 $  476,357 $  425,261  $ 316,436 $  310,595 $  407,618
                             ============ ========== ========== ========== ========== ========== =========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):     (4.04) (5)      5.87       4.02       3.63       4.16       4.13       3.39       3.69
                             ============ ========== ========== =========  =========  =========  =========  ==========

(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(3)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)   Includes fixed charges associated with Nuclear Fuel.
(5)   Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional
      $3,083,698,000 in earnings before income taxes
      and fixed charges to achieve a 1.00 ratio.